Exhibit 99.1

FOR RELEASE:	April 30, 2019

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FIRST QUARTER 2019 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended March 31, 2019 of $3.3 million with basic and diluted earnings per share of $0.17, compared to net income of $1.9 million and basic earnings per share of $0.14 and diluted earnings per share of $0.13 for the comparative quarter ended March 31, 2018.

Total assets, deposits, and total gross loans for the Company as of March 31, 2019 were $1.2 billion, $951.0 million, and $991.8 million, respectively, compared to total assets of $1.2 billion, total deposits of $1.0 billion, and total loans of $978.3 million as of the same date in 2018. The decrease in deposits was primarily due to the reduction in wholesale deposits.

Results for the three months ended March 31, 2019 continued to show the impact of the acquisition of Carolina Premier Bank and the expanded market opportunity in Charlotte and upstate South Carolina. The acquisition of Carolina Premier was completed on December 15, 2017. The results for the three months ended March 31, 2018, included $1.4 million in after-tax merger-related expenses. For the three months ended March 31, 2019, return on average assets was 1.08% and return on average equity was 6.32%, compared to 0.64% and 5.61%, respectively, for the three months ended March 31, 2018. Non-performing loans were $11.6 million at March 31, 2019 and December 31, 2018, respectively. Non-performing loans equaled 1.17% of total loans at March 31, 2019, decreasing from 1.18% of total loans at December 31, 2018. Foreclosed real estate equaled $1.0 million at March 31, 2019, compared to $1.1 million at December 31, 2018. For the first quarter of 2019, net charge-offs were $217,000, or 0.11% of average loans, compared to net charge offs of $25,000, or 0.01% of average loans for the quarter ended December 31, 2018. At March 31, 2019, the allowance for loan losses was $8.5 million, or 0.86% of total loans, as compared to $8.7 million, or 0.88% of total loans, at December 31, 2018.

Net interest margin was 4.09% for the quarter ended March 31, 2019, as compared to 4.03% for the quarter ended December 31, 2018.

Select Bank & Trust remains future-focused and continues to build its franchise based on common sense banking by opening a 19th branch office in Holly Springs, NC, to serve the greater Raleigh market and announcing the proposed acquisition of the Virginia Beach, VA location of City National Bank of West Virginia. The Holly Springs branch opened on February 19, 2019 and Virginia Beach is expected to begin operating as Select Bank & Trust Company in the second quarter of 2019. Management will continue its forward-thinking continuous review of locations and their performance with the goal of overall franchise profit potential.

“Our franchise is based on exciting market opportunities and continued expansion of our existing markets and customer relationships. Our solid market position in our North Carolina markets, our expansion in growth areas of the state, our South Carolina market extension and the anticipated move into Virginia Beach support our focus. We will continue to round out our nice footprint in the southeast,” stated William L. Hedgepeth, II, President and CEO of the Company. “Our new branch location in Holly Springs will support customers in the Raleigh area, where we intend to be very active. It is a good start to 2019 for Select Bank & Trust and we will work hard to achieve our goals.”

Select Bank & Trust has 19 branch offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington and Wilmington; and in the following South Carolina communities: Blacksburg, Rock Hill and Six Mile.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina and South Carolina. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share. A reconciliation of tangible book value per share to book value per share is included following the “Selected Financial Information and Other Data” table below.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from mergers and acquisitions; regulatory changes; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except share and per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2018	December 31, 2017	December 31, 2016
Summary of Operations:
Total interest income	$14,050	$14,544	$14,382	$14,187	$13,722	$56,835	$39,617	$34,709
Total interest expense	2,593	2,644	2,530	2,258	2,018	9,450	5,106	3,733
Net interest income	11,457	11,900	11,852	11,929	11,704	47,385	34,511	30,976
Provision for loan losses	112	(395)	(459)	557	141	(156)	1,367	1,516
Net interest income after provision	11,345	12,295	12,311	11,372	11,563	47,541	33,144	29,460
Noninterest income	1,197	1,244	1,066	1,226	1,165	4,701	3,072	3,222
Merger/acquisition related expenses	-	-	-	-	1,826	1,826	2,166	-
Noninterest expense	8,304	7,864	7,800	8,602	8,458	32,724	25,153	22,281
Income before income taxes	4,238	5,675	5,577	3,996	2,444	17,692	8,897	10,401
Provision for income taxes	931	1,221	1,256	886	547	3,910	5,712	3,647
Net Income	3,307	4,454	4,321	3,110	1,897	13,782	3,185	6,654
Dividends on Preferred Stock	-	-	-	-	-	-	-	4
Net income available to common shareholders	$3,307	$4,454	$4,321	$3,110	$1,897	$13,782	$3,185	$6,750

Share and Per Share Data:
Earnings per share - basic	$0.17	$0.23	$0.27	$0.22	$0.14	$0.87	$0.27	$0.58
Earnings per share - diluted	$0.17	$0.23	$0.27	$0.22	$0.13	$0.87	$0.27	$0.58
Book value per share	$11.04	$10.85	$10.61	$10.03	$9.82	$10.85	$9.72	$8.95
Tangible book value per share(1)	$9.68	$9.47	$9.21	$8.10	$7.87	$9.47	$7.72	$8.29
Ending shares outstanding	19,326,485	19,311,505	19,296,121	14,024,887	14,013,917	19,311,505	14,009,137	11,645,413
Weighted average shares outstanding:
Basic	19,315,686	19,302,263	15,858,455	14,019,273	14,011,707	15,812,585	11,763,050	11,610,705
Diluted	19,365,354	19,360,050	15,916,734	14,086,671	14,081,776	15,877,633	11,826,977	11,655,111

Selected Performance Ratios:
Return on average assets(2)	1.08%	1.39%	1.40%	1.02%	0.64%	1.12%	0.35%	0.81%
Return on average equity(2)	6.32%	8.52%	10.53%	8.92%	5.61%	8.51%	2.93%	6.61%
Net interest margin	4.09%	4.03%	4.20%	4.41%	4.45%	4.19%	4.09%	4.06%
Efficiency ratio (3)	65.62%	59.83%	60.38%	65.39%	65.72%	62.83%	66.93%	65.15%

Period End Balance Sheet Data:
Gross loans	$991,801	$986,040	$992,805	$992,885	$978,275	$986,040	$982,626	$677,195
Total interest-earning assets	1,103,691	1,119,344	1,078,871	1,107,695	1,094,694	1,119,344	1,063,322	770,288
Goodwill	24,579	24,579	24,579	24,579	24,579	24,579	24,904	6,931
Core deposit intangible	1,866	2,085	2,318	2,564	2,826	2,085	3,101	810
Total assets	1,241,048	1,258,525	1,252,156	1,216,731	1,222,551	1,258,525	1,194,135	846,640
Deposits	950,966	980,427	974,161	993,484	1,009,481	980,427	995,044	679,661
Short-term debt	7,000	7,000	11,002	21,071	32,173	7,000	28,279	37,090
Long-term debt	57,372	57,372	57,372	57,372	39,372	57,372	19,372	23,039
Shareholders' equity	213,451	209,611	204,705	140,702	137,673	209,611	136,115	104,273

Selected Average Balances:
Gross Loans	$985,059	$990,504	$988,479	$990,036	$979,420	$987,634	$732,089	$639,412
Total interest-earning assets	1,086,958	1,141,604	1,073,285	1,087,683	1,073,890	1,119,344	813,773	744,024
Core Deposit Intangible	1,951	2,171	2,411	2,661	2,955	2,547	640	1,020
Total Assets	1,238,847	1,267,479	1,228,259	1,219,225	1,198,588	1,228,576	898,943	829,315
Deposits	949,771	987,180	986,174	1,004,571	981,403	989,838	738,310	665,764
Short-term debt	7,000	10,348	17,542	21,289	36,726	21,393	34,523	32,111
Long-term debt	57,372	57,372	57,372	37,520	19,880	49,357	14,239	25,739
Shareholders' equity	212,130	207,331	162,799	139,810	137,092	161,953	108,709	102,110

Asset Quality Ratios:
Nonperforming loans (4)	$11,583	$11,635	$11,162	$10,118	$8,338	$11,635	$6,978	$9,430
Other real estate owned	1,046	1,088	1,020	1,497	1,525	1,088	1,258	599
Allowance for loan losses	8,510	8,669	9,089	9,528	8,957	8,669	8,835	8,411
Nonperforming loans (4) to period-end loans	1.17%	1.18%	1.12%	1.02%	0.85%	1.18%	0.71%	1.02%
Allowance for loan losses to period-end loans	0.86%	0.88%	0.92%	0.96%	0.92%	0.88%	0.90%	1.24%
Delinquency ratio (5)	0.73%	0.51%	0.53%	0.51%	0.25%	0.51%	0.63%	0.44%
Net loan charge-offs (recoveries) to average loans (2)	0.11%	0.01%	(0.01)%	(0.01)%	0.01%	0.00%	0.13%	0.02%

(1)	Tangible book value per share (a non-GAAP measure) is equal to total shareholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table below for a reconciliation of this non-GAAP measure.

(2)	Annualized.

(3)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.

(4)	Nonperforming loans consist of non-accrual loans and restructured loans.

(5)	Delinquency Ratio includes loans 30–89 days past due and excludes non-accrual loans.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data)

(Unaudited)

	March 31, 2018	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2018	December 31, 2017	December 31, 2016
Tangible common equity
Total shareholders’ equity	$213,451	$209,611	$204,705	$140,702	$137,673	$209,611	$136,115	$104,273
Adjustments:
Goodwill	24,579	24,579	24,579	24,579	24,579	24,579	24,904	6,931
Core deposit intangibles	1,866	2,085	2,318	2,564	2,826	2,085	3,101	810
Tangible common equity	$187,006	$182,947	$177,808	$113,559	$110,268	$182,947	$108,110	$96,532
Common shares outstanding(1)	19,326,485	19,311,505	19,296,121	14,024,887	14,013,917	19,311,505	14,009,137	11,645,413
Book value per common share(2)	$11.04	$10.85	$10.61	$10.03	$9.82	$10.85	$9.72	$8.95
Tangible book value per common share(3)	$9.68	$9.47	$9.21	$8.10	$7.87	$9.47	$7.72	$8.29

___________________________

(1)	Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options. The number of exercisable options outstanding was 49,668 as of March 31, 2019; 57,787 as of December 31, 2018; 58,279 as of September 30, 2018; 67,398 as of June 30, 2018; 70,069 as of March 31, 2018; and 63,927 as of December 31, 2017.

(2)	We calculate book value per common share as shareholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(3)	We calculate tangible book value per common share as total shareholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.